Exhibit 99.1

For Immediate Release

ABBOTT REPORTS RECORD SALES, EARNINGS

AND CASH FLOW IN 2005

—   Gross Margin Shows Strong Sequential Improvement in the Fourth Quarter   —

ABBOTT PARK, Ill., Jan. 25, 2006 — Abbott today announced financial results for the fourth quarter and full year ended Dec. 31, 2005.

•                  Worldwide sales for the full year were a record $22.3 billion, up 13.5 percent from $19.7 billion in 2004. Net earnings of $3.4 billion were also a record.

•                  For the fourth quarter, worldwide sales were $6.0 billion, up 7.0 percent from $5.7 billion in the fourth quarter of 2004. Sales for the quarter increased 7.6 percent before the effect of exchange rates.

•                  Abbott’s diluted earnings-per-share for the fourth quarter increased 13.4 percent to $0.76, excluding specified items — within the company’s previous guidance of $0.75 to $0.77. Diluted earnings-per-share under U.S. Generally Accepted Accounting Principles (GAAP) increased in the quarter to $0.63 from $0.62 in 2004. (For an explanation of specified items, see Q&A Answer 5.)

•                  The gross margin ratio improved this quarter by 100 basis points from third-quarter 2005, to 54.4 percent, excluding specified items. (For a reconciliation of the gross margin ratio, see Q&A Answer 4.)

•                  Cash flow reached record levels in 2005, with operating cash flow of $5 billion and free cash flow exceeding $2 billion. (For a discussion of cash flow, see Q&A Answer 10.)

•                  Share repurchases totaled $1.3 billion for 2005 and Abbott increased its dividend in February 2005 for the 33rd consecutive year.

•                  Pharmaceutical Products Group sales growth of nearly 10 percent in the quarter was driven by continued strong performance of HUMIRA® and contributions from TriCor® and Omnicef®. HUMIRA worldwide sales were $1.4 billion for the full year, exceeding Abbott’s prior forecast. The company expects 2006 worldwide sales of HUMIRA of more than $1.9 billion.

•                  Medical Products Group sales growth in the quarter was led by continued double-digit growth in Abbott Diabetes Care, Abbott Molecular and Abbott Vascular.

“Our balanced, broad-based businesses delivered strong results once again in 2005, in-line with our expectations,” said Miles D. White, chairman and chief executive officer, Abbott. “With a breadth of opportunities across medical technology, biologics, nutritionals and pharmaceuticals, we have the earnings power and stability to continue to deliver consistent earnings-per-share growth.”

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The following is a summary of fourth-quarter 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary —	4Q05	Percent Change	Impact of Exchange
Quarter Ended 12/31/05	($ millions)	vs. 4Q04	on Percent Change

Total Sales	$6,047	7.0	(0.6)

Total U.S. Sales	$3,475	9.0	—

Total International Sales	$2,572	4.3	(1.4)
(including direct exports from U.S.)

U.S. Pharmaceutical Sales	$2,419	13.7	—

TAP Pharmaceutical Products Sales*	$865	27.1	—
(not consolidated in Abbott’s sales)

Ross Products Sales	$607	(0.3)	—

Worldwide Diagnostics Sales	$989	6.6	(1.3)

U.S. Diagnostics	$322	8.1	—

International Diagnostics	$667	6.0	(1.9)

International Division Sales	$1,802	5.1	(1.3)

International Pharmaceuticals	$1,286	2.7	(1.4)

International Nutritionals	$516	11.7	(1.2)

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary —	FY05	Percent Change	Impact of Exchange
Year Ended 12/31/05	($ millions)	vs. FY04	on Percent Change

Total Sales	$22,338	13.5	1.3

Total U.S. Sales	$12,442	13.0	—

Total International Sales	$9,896	14.2	2.9
(including direct exports from U.S.)

U.S. Pharmaceutical Sales	$8,138	16.1	—

TAP Pharmaceutical Products Sales*	$3,260	(3.0)	—
(not consolidated in Abbott’s sales)

Ross Products Sales	$2,523	8.5	—

Worldwide Diagnostics Sales	$3,756	11.2	2.0

U.S. Diagnostics	$1,252	11.8	—

International Diagnostics	$2,504	10.9	3.0

International Division Sales	$6,967	13.0	2.9

International Pharmaceuticals	$5,164	12.8	3.2

International Nutritionals	$1,803	13.7	2.2

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of Abbott’s fourth-quarter 2005 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 12/31/05	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 4Q04	World	vs. 4Q04		Sales	vs. 4Q04
Pharmaceutical Products
HUMIRA	$282	66.1	$159	54.6		$441	61.8
Depakote	$334	9.9	$16	26.1		$350	10.6
TriCor	$312	37.5	—	—		$312	37.5
Mobic	$306	18.4	—	—		$306	18.4
Biaxin (clarithromycin)	$93	(50.0)	$188	(4.2	)(a)	$281	(26.4)
Kaletra	$124	10.4	$148	10.4		$272	10.4
Ultane/Sevorane	$91	14.7	$142	7.8	(b)	$233	10.4
Omnicef	$189	27.5	—	—		$189	27.5
Synthroid	$141	(0.1)	$15	9.8		$156	0.8
Leuprolide	—	—	$54	(0.2)		$54	(0.2)
Lansoprazole	—	—	$41	1.7	(c)	$41	1.7

Medical Products
Adult Nutritionals	$251	(8.3)	$191	5.2	(d)	$442	(2.9)
Pediatric Nutritionals	$256	(10.0)	$185	12.1		$441	(1.9)
Abbott Diabetes Care	$138	17.4	$148	18.6		$286	18.1
Abbott Vascular	$46	33.1	$31	23.2		$77	29.0

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$632	33.2	—	—		$632	33.2
Lupron	$173	(16.1)	—	—		$173	(16.1)

(a)  Without the negative impact of exchange of 2.3 percent, clarithromycin sales decreased 1.9 percent internationally.

(b)  Without the negative impact of exchange of 1.6 percent, Sevorane sales increased 9.4 percent internationally.

(c)  Without the positive impact of exchange of 4.7 percent, lansoprazole sales decreased 3.0 percent internationally.

(d)  Without the negative impact of exchange of 1.1 percent, Adult Nutritionals sales increased 6.3 percent internationally.

The following is a summary of Abbott’s 2005 sales for selected products.

		Percent		Percent			Percent
Year Ended 12/31/05	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 2004	World	vs. 2004		Sales	vs. 2004
Pharmaceutical Products
HUMIRA	$849	53.2	$551	85.4		$1,400	64.4
Mobic	$1,232	107.8	—	—		$1,232	107.8
Depakote	$1,037	6.1	$59	20.3		$1,096	6.7
Biaxin (clarithromycin)	$306	(33.2)	$759	4.8	(a)	$1,065	(9.9)
Kaletra	$420	5.5	$585	17.6	(b)	$1,005	12.2
TriCor	$927	18.9	—	—		$927	18.9
Ultane/Sevorane	$336	16.0	$538	11.1	(c)	$874	13.0
Synthroid	$498	(21.7)	$56	7.8		$554	(19.5)
Omnicef	$495	53.6	—	—		$495	53.6
Leuprolide	—	—	$219	11.0	(d)	$219	11.0
Lansoprazole	—	—	$154	8.0	(e)	$154	8.0

Medical Products
Pediatric Nutritionals	$1,097	(4.3)	$698	17.3		$1,795	3.1
Adult Nutritionals	$1,050	12.4	$742	11.5	(f)	$1,792	12.0
Abbott Diabetes Care	$522	38.1	$545	31.8		$1,067	34.8
Abbott Vascular	$141	11.7	$112	18.8		$253	14.7

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$2,501	(3.5)	—	—		$2,501	(3.5)
Lupron	$699	(9.3)	—	—		$699	(9.3)

(a)  Without the positive impact of exchange of 2.9 percent, clarithromycin sales increased 1.9 percent internationally.

(b)  Without the positive impact of exchange of 2.4 percent, Kaletra sales increased 15.2 percent internationally.

(c)  Without the positive impact of exchange of 2.9 percent, Sevorane sales increased 8.2 percent internationally.

(d)  Without the positive impact of exchange of 4.2 percent, leuprolide sales increased 6.8 percent internationally.

(e)  Without the positive impact of exchange of 6.2 percent, lansoprazole sales increased 1.8 percent internationally.

(f)  Without the positive impact of exchange of 2.6 percent, Adult Nutritionals sales increased 8.9 percent internationally.

Medical Products Group Highlights

•                  In late December, Abbott announced U.S. Food and Drug Administration (FDA) regulatory approval of StarClose®, a next-generation vessel closure device designed to enable a fast, secure closure of the femoral artery following a catheterization procedure. StarClose is a novel clip-based technology that closes the femoral artery securely in less than 30 seconds in most cases, enabling a faster patient recovery. StarClose has been successfully launched in Europe, where it has been used in more than 55,000 procedures to date.

•                  Abbott received FDA 510(k) clearance for a cardiac CK-MB (Creatine Kinase-MB) test and a CHEM 8+ cartridge, both for use on its i-STAT®1 handheld analyzer. The CK-MB test cartridge features microchip technology and returns a test result at the patient’s bedside in approximately five minutes, leading to earlier diagnosis and treatment of a heart attack. The CHEM 8+ cartridge is used to quickly assess basic metabolic status of patients and provide a comprehensive panel of critical tests at the patient’s bedside.

•                  Earlier this month, Abbott announced CE Mark certification for a real-time PCR (polymerase chain reaction) test for the simultaneous detection of the sexually transmitted pathogens Chlamydia trachomatis (CT) and Neissera gonorrhoeae (NG). The test is designed for use on Abbott’s real-time PCR system, the m2000™, which utilizes software to deliver results that are automatically calculated and highly reliable.

Pharmaceutical Products Group Highlights

•                  Abbott received FDA regulatory approval for a new tablet formulation of our leading HIV protease inhibitor Kaletra® (lopinavir/ritonavir). Kaletra tablets offer patients improved convenience versus the older capsules, including a reduced pill count, no refrigeration requirements and the ability to take Kaletra with or without food.

•                  Abbott presented Phase III data on HUMIRA® (adalimumab) for ankylosing spondylitis (AS), a chronic disease that primarily affects the spine. HUMIRA was shown to reduce signs and symptoms of the disease and improve quality of life for patients with AS. Abbott submitted its U.S. and European regulatory filings for AS in October.

•                  Abbott submitted a new drug application for HUMIRA to treat rheumatoid arthritis in Japan. Approximately 700,000 people in Japan are afflicted with RA.

•                  In December, Abbott received FDA approval for Depakote ER® (divalproex sodium) to treat acute manic or mixed episodes associated with bipolar disorder. Depakote ER offers patients the convenience of once-daily dosing while providing more consistent levels of medication in the body.

Abbott confirms earnings-per-share guidance for the full-year 2006 and issues earnings-per-share guidance for the first-quarter 2006.

Abbott is confirming 2006 earnings-per-share guidance of $2.66 to $2.72 and, for the first time, is providing guidance of $0.62 to $0.64 for the first quarter, both excluding specified items and stock compensation expense under GAAP. See Q&A Answer 9 for a discussion of specified items and the impact of new accounting rules for stock compensation expense.

Guidance for 2006 also does not include the impact of the pending agreement for certain vascular technology intellectual property rights or the potential acquisition of vascular business interests, both of which were previously announced. Additional information on the financial impact of any completed transaction will be provided after closing.

Abbott declares quarterly dividend

On Dec. 9, 2005, the board of directors of Abbott declared the company’s quarterly common dividend of 27.5 cents per share. The cash dividend is payable Feb. 15, 2006, to shareholders of record at the close of business on Jan. 13, 2006. This marks the 328th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended March 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2005 and 2004

(unaudited)

	2005	2004	Percent Change
Net Sales	$6,047,334,000	$5,654,443,000	7.0
Cost of products sold	2,809,557,000	2,627,094,000	6.9
Research & development	490,392,000	463,967,000	5.7
Acquired in-process research and development	—	47,000,000	(100.0)
Selling, general & administrative	1,446,583,000	1,387,196,000	4.3
Total Operating Cost and Expenses	4,746,532,000	4,525,257,000	4.9

Operating earnings	1,300,802,000	1,129,186,000	15.2

Net interest expense	27,788,000	42,044,000	(33.9)
Net foreign exchange (gain) loss	7,269,000	4,518,000	60.9
(Income) from TAP Pharmaceutical Products Inc. joint venture	(135,746,000)	(68,498,000)	98.2
Other (income) expense, net	1,567,000	(4,522,000)	(134.7)
Earnings before taxes	1,399,924,000	1,155,644,000	21.1
Taxes on earnings	423,508,000	181,039,000	133.9	(1)

Net Earnings (U.S. GAAP)	$976,416,000	$974,605,000	0.2

Net Earnings Excluding Specified Items, as described below	$1,176,934,000	$1,044,648,000	12.7	(2)

Diluted Earnings Per Common Share (U.S. GAAP)	$0.63	$0.62	1.6

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$0.76	$0.67	13.4	(2)

Average Number of Common Shares Outstanding Plus Dilutive
Common Stock Options	1,554,211,000	1,569,975,000

(1) 2005 Taxes on earnings includes incremental income taxes associated with the repatriation of foreign earnings.

(2) 2005 Net Earnings Excluding Specified Items excludes $194 million or $0.13 per share related to the tax expense associated with repatriation of foreign earnings in connection with the American Jobs Creation Act of 2004, after-tax charges of $38 million or $0.02 per share relating to cost reduction initiatives, $36 million or $0.02 per share relating to litigation reserves associated with a patent dispute resolution, and $39 million or $0.03 per share related to acquisition integration charges. These specified items were partially offset by a favorable adjustment to tax expense of $106 million or $0.07 per share primarily resulting from a resolution of prior years’ tax accrual requirements.

2004 Net Earnings Excluding Specified Items excludes after-tax charges of $47 million or $0.03 per share related to acquired in-process R&D related to the Spine Next acquisition, $53 million or $0.03 per share related to cost reduction initiatives, $38 million or $0.03 per share related to an incremental philanthropic contribution to the Abbott Fund, and $42 million or $0.03 per share related to integration, spinoff and other costs, including back royalties/legal costs from a court case. Partially offsetting these specified items was a reduction in taxes on earnings of $110 million or $0.07 per share related to adjustments of prior years’ tax requirements primarily as a result of a resolution of prior years’ tax audits.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2005 and 2004

(unaudited)

	2005	2004	Percent Change
Net Sales	$22,337,808,000	$19,680,016,000	13.5
Cost of products sold	10,641,111,000	8,884,157,000	19.8 (1)
Research & development	1,821,175,000	1,696,753,000	7.3
Acquired in-process research and development	17,131,000	279,006,000	(93.9)
Selling, general & administrative	5,496,123,000	4,921,780,000	11.7
Total Operating Cost and Expenses	17,975,540,000	15,781,696,000	13.9

Operating earnings	4,362,268,000	3,898,320,000	11.9

Net interest expense	153,662,000	149,087,000	3.1
Net foreign exchange (gain) loss	21,804,000	29,059,000	(25.0)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(441,388,000)	(374,984,000)	17.7
Other (income) expense, net	8,270,000	(30,442,000)	(127.2)
Earnings from Continuing Operations before taxes	4,619,920,000	4,125,600,000	12.0
Taxes on earnings from Continuing Operations	1,247,855,000	949,764,000	31.4 (2)

Earnings from Continuing Operations	3,372,065,000	3,175,836,000	6.2
Earnings from Discontinued Operations, net of taxes (Hospira)	—	60,015,000	(100.0)

Net Earnings (U.S. GAAP)	$3,372,065,000	$3,235,851,000	4.2

Earnings from Continuing Operations Excluding Specified
Items, as described below	$3,908,524,000	$3,566,223,000	9.6 (3)

Diluted Earnings Per Common Share from Continuing
Operations (U.S. GAAP)	$2.16	$2.02	6.9

Diluted Earnings Per Common Share from Discontinued
Operations (Hospira) (U.S. GAAP)	—	0.04	(100.0)

Diluted Earnings Per Common Share (U.S. GAAP)	$2.16	$2.06	4.9

Diluted Earnings Per Common Share from Continuing
Operations Excluding Specified Items, as described below	$2.50	$2.27	10.1 (3)

Average Number of Common Shares Outstanding Plus Dilutive
Common Stock Options	1,564,103,000	1,570,611,000

(1) 2005 Cost of products sold includes charges related to previously announced cost reduction initiatives. Specified items in both periods increased the percent change from 2004 by 1.2 percentage points. The increase in Cost of products sold relative to sales growth was also impacted by the strong increase in sales of low-margin Boehringer Ingelheim products in 2005.

(2) 2005 Taxes on earnings from Continuing Operations includes incremental income taxes associated with the repatriation of foreign earnings.

(3) 2005 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $234 million or $0.15 per share related to cost reduction initiatives, $70 million or $0.04 per share relating to acquisition, integration, and other charges, $44 million or $0.03 per share related to an increase in a bad debt reserve associated with an unfavorable court ruling, $36 million or $0.02 per share related to litigation reserves resulting from a patent dispute resolution, and $13 million or $0.01 per share for acquired in-process R&D. 2005 also excludes $245 million or $0.16 per share related to the tax expense associated with the repatriation of foreign earnings; partially offset by a favorable adjustment to tax expense of $106 million or $0.07 per share primarily resulting from a resolution of prior years’ tax accrual requirements.

2004 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $267 million or $0.17 per share relating to acquired in-process R&D for acquisitions, $63 million or $0.04 per share related to cost reduction initiatives, $38 million or $0.03 per share related to an incremental philanthropic contribution to the Abbott Fund, and $312 million or $0.08 per share related to integration, spinoff and other costs, including back royalties/legal costs from a court case. Partially offsetting the 2004 specified items was reduction in taxes on earnings of $110 million or $0.07 per share related to adjustments of prior years’ tax requirements primarily as a result of a resolution of prior years’ tax audits.

Questions and Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the fourth quarter?

A1)                            Sales growth in the Pharmaceutical Products Group of 9.6 percent was driven by U.S. pharmaceutical sales, which increased 13.7 percent. The strong growth in the United States was led by HUMIRA, which grew 66 percent in the quarter. 2005 worldwide sales for HUMIRA were $1.4 billion, ahead of Abbott’s previous forecast of more than $1.3 billion. The company anticipates 2006 worldwide sales for HUMIRA of more than $1.9 billion. In the quarter, five additional products posted double-digit growth in the United States including TriCor, Omnicef and Kaletra. Growth in the quarter from these products was partially offset by a decline in Biaxin sales resulting from the May 2005 entrance of generic competition for immediate-release Biaxin and a weaker-than-expected start to the flu season. Sales in the quarter were also impacted by lower-than-expected sales of Mobic, which will be distributed by Boehringer Ingelheim in 2006.

Sales from Abbott’s international division increased 5.1 percent during the quarter, including a 1.3 percent negative impact from exchange. International Pharmaceuticals growth was favorably impacted by the continued strength of the international launch of HUMIRA, with sales this quarter up more than 50 percent. In addition, strong international sales of pediatric nutritionals contributed to growth in the Pharmaceutical Products Group.

Q2)                        What impacted Medical Products Group sales growth for the fourth quarter?

A2)                            Sales growth in the Medical Products Group was led by Abbott Diabetes Care, which grew 18 percent globally. Continued double-digit growth in Abbott Diabetes Care is the result of new product launches and strong execution, which has led to continued market share gains. Double-digit sales growth in Point of Care and Abbott Molecular also contributed to Medical Products Group sales performance. Strong performance in Abbott Vascular was driven by the successful launch of the Xact/Emboshield carotid stent system. Diagnostic sales, including immunochemistry and hematology, increased modestly this quarter. Ross Nutritionals sales in the quarter declined modestly.

Q3)                            What significant new product activity occurred in 2005?

A3)                            2005 was a particularly active year for product approvals, including nine FDA regulatory submissions or approvals in the Pharmaceutical Products Group. We received regulatory approval for and launched HUMIRA for both early RA and psoriatic arthritis and submitted HUMIRA for ankylosing spondylitis, as well as RA in Japan. We obtained FDA approval for once-daily Kaletra, Kaletra tablets, Zemplar Capsules and Depakote ER for bipolar disorder. Febuxostat, TAP’s treatment for gout, received an FDA approvable letter.

In the Medical Products Group, our vascular business received approval for our StarClose vessel closure device and our Xact/Emboshield carotid stent platform. In Diagnostics, our Prism blood screening instrument and Cell-Dyn Sapphire hematology analyzer were launched in the United States. In addition, we received approval for and launched more than 50 diagnostic products, including new assays and instrument systems. We also received FDA approval for FreeStyle Connect, our point-of-care glucose meter, as well as our first real-time PCR tests in Europe.

Q4)                            How much did the gross margin ratio improve from the third-quarter 2005? What is the outlook for 2006?

A4)                            The gross margin ratio, excluding specified items, improved this quarter by 100 basis points from the third quarter, to 54.4 percent, consistent with our forecast of sequential improvement. Gross margin before and after specified items, is shown below (dollars in millions):

	4Q05
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,810	$3,238	53.5%
Cost reduction initiatives	$(22)	$22	0.4%
Other specified items	$(29)	$29	0.5%
Excluding specified items	$2,759	$3,289	54.4%

Excluding the impact of the lower-margin Boehringer Ingelheim (BI) products from both years, the gross margin ratio improved year-over-year. Abbott continues to focus on initiatives to improve the gross margin ratio, including efforts to streamline operations. In addition, as announced in August 2005, Abbott amended its co-promotion agreement with BI. As a result, beginning Jan. 1, 2006, Abbott no longer records sales of low-margin BI products (Mobic, Flomax and Micardis), but still earns a commission. This amendment is expected to add approximately 500 basis points to Abbott’s gross margin ratio in 2006.

Q5)                            What specified items affected reported results in the quarter?

A5)                            Specified items impacted fourth-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	4Q05			4Q04
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,400	$976	$0.63	$1,156	$975	$0.62
Add back specified items:
Cost reduction initiatives	$51	$38	$0.02	$69	$53	$0.03
Litigation settlement	$47	$36	$0.02	—	—	—
Tax expense for repatriation	—	$194	$0.13	—	—	—
Acquired in-process R&D	—	—	—	$47	$47	$0.03
Philanthropic contribution	—	—	—	$50	$38	$0.03
Tax accrual/audit resolutions	—	$(106)	$(0.07)	—	$(110)	$(0.07)
Integration, spinoff
and other costs	$51	$39	$0.03	$56	$42	$0.03
Excluding specified items	$1,549	$1,177	$0.76	$1,378	$1,045	$0.67

The tax expense for repatriation relates to the company’s decision, as discussed in Abbott’s third-quarter 10-Q, to repatriate approximately $3.7 billion of foreign earnings in the quarter in connection with the American Jobs Creation Act. For the full year, Abbott repatriated a total of $4.3 billion. Offsetting the tax expense for repatriation was a favorable adjustment to tax expense primarily resulting from a resolution of prior years’ tax accrual requirements.

The pre-tax impact of the remaining specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q05				4Q04
	Cost of Products Sold	R&D	SG&A	Total	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Total
Cost reduction initiatives	$22	$6	$23	$51	$34	$1	—	$34	$69
Litigation settlement	—	—	$47	$47	—	—	—	—	—
Acquired in-process R&D	—	—	—	—	—	—	$47	—	$47
Philanthropic contribution	—	—	—	—	—	—	—	$50	$50
Integration, spinoff
and other costs	$29	—	$22	$51	$42	$3	—	$11	$56
Total	$51	$6	$92	$149	$76	$4	$47	$95	$222

The fourth-quarter 2005 specified item related to cost reduction initiatives reflects programs announced previously to reduce costs and improve gross margins related to Abbott’s manufacturing and other operations. The litigation settlement relates to a recently concluded patent dispute. Integration activities reflect the residual impact of 2004 acquisitions.

Fourth-quarter 2004 results were impacted by specified items including acquired in-process R&D related to the Spine Next acquisition and cost reduction initiatives related to actions taken to streamline selected global manufacturing facilities and international staffing. The charge for the philanthropic contribution reflects an incremental contribution to the Abbott Fund. The tax audit resolution reflects a reduction in taxes on earnings related to adjustments of prior years’ tax requirements primarily as a result of resolutions of prior years’ IRS tax audits. Integration, spinoff and other costs relate primarily to residual costs of the Hospira spinoff and acquisitions made throughout 2004.

Q6)                            Was the increase in R&D and SG&A in-line with company expectations?

A6)                            Both SG&A and R&D investment increased in the mid-single-digit range during the quarter, in-line with our previous forecast. For the full year, R&D increased more than 7 percent to $1.8 billion and SG&A increased more than 10 percent to $5.5 billion, both items were at or above levels forecasted at the beginning of 2005. Over the past five years we have made significant investments in our business, as R&D has increased nearly $600 million, while SG&A increased nearly $3 billion.

Q7)                            What was the tax rate in the fourth quarter?

A7)                            The tax rate for ongoing operations this quarter, excluding specified items, was 24.0 percent, in-line with our previous forecast. Specified items impacted the tax rate as detailed below (dollars in millions):

	4Q05
	Pre-Tax Income	Income Tax	Tax Rate
As reported	$1,400	$424	30.3%
Tax expense for repatriation	—	$(194)	—
Tax accrual resolution	—	$106	—
Other specified items	$149	$36	24.0%
Excluding specified items	$1,549	$372	24.0%

Q8)                            How did the TAP joint venture perform during the quarter?

A8)                            Income from the TAP joint venture this quarter was $136 million, with a full-year contribution of $441 million, both in-line with previous forecasts. Strong sales growth this quarter for Prevacid was impacted by a favorable comparison to the prior year.

Q9)                          What is your forecast for earnings-per-share in 2006?

A9)                            Abbott is confirming 2006 earnings-per-share guidance of $2.66 to $2.72 and, for the first time, is providing guidance of $0.62 to $0.64 for the first quarter, both excluding specified items and stock compensation expense under GAAP.

Abbott expects previously announced specified items for the full-year 2006 of $0.05 per share, with $0.01 per share expected in the first-quarter 2006.

For the first time, Abbott is providing the forecasted 2006 impact of the change in stock compensation expense on earnings-per-share of approximately $0.15 per share, which compares to $0.14 per share in 2005 under previous accounting rules. Approximately $0.06 per share of this non-cash expense is expected to occur in the first quarter, with approximately $0.03 in each of the remaining quarters of 2006.

Forecasted earnings-per-share for the full-year and first-quarter 2006 under GAAP would reflect the above guidance, less specified items of $0.05 and stock compensation expense of $0.15 for the full year, and specified items of $0.01 and stock compensation expense of $0.06 for the first quarter.

Guidance for 2006 does not include the impact of the pending agreement for certain vascular technology intellectual property rights or the potential acquisition of vascular business interests, both of which were previously announced. Additional information on the financial impact of any completed transaction will be provided after closing.

Q10)                   What was the company’s cash flow performance in 2005?

A10)                      Cash flow reached record levels in 2005, with operating cash flow of $5 billion and free cash flow exceeding $2 billion. Free cash flow is defined as operating cash flow ($5 billion) less capital expenditures ($1.2 billion) and dividends ($1.7 billion).

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